INTERIM SUB‑ADVISORY AGREEMENT
AGREEMENT made as of the 1st day of January, 2020, by and among Hardman Johnston Global Advisors LLC, a Connecticut limited liability company, located at 300 Atlantic Street, Suite 601, Stamford, Connecticut 06901, (the “Sub‑Advisor”), and Marmont Partners LLC, a Pennsylvania limited liability company located at 379 Lancaster Ave., Suite 11, Haverford, PA 19041 (the “Advisor”).
WHEREAS, Manager Directed Portfolios, a Delaware statutory trust (the “Trust”), is an open‑end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and
WHEREAS, the series of the Trust (each, a “Fund”), as indicated on Schedule A attached hereto, are separate series of the Trust having separate assets and liabilities;
WHEREAS, the Advisor and the Sub‑Advisor are each engaged in the business of rendering investment advice; and
WHEREAS, the Advisor and Sub‑Advisor are each registered as investment advisors under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
WHEREAS, the Trust, on behalf of the Funds, has retained the Advisor to render investment management services to the Funds pursuant to an Investment Advisory Agreement dated as of February 9, 2018 (the “Investment Advisory Agreement”); and
WHEREAS, the Investment Advisory Agreement permits Adviser to delegate certain of its duties to a subadviser, subject to the requirements of the 1940 Act; and
WHEREAS, following the recommendation of the Advisor, the Board of Trustees of the Trust (the “Board”) has terminated the subadvisory agreement with Redwood Investments, LLC on behalf of the Funds, effective as of the close of business on December 31, 2019; and
WHEREAS, the Advisor desires to retain the Sub-Advisor as subadviser for the Funds as indicated on Schedule A; and
WHEREAS, in accordance with Rule 15a-4 under the 1940 Act, the parties wish to enter into this Interim Sub-Advisory Agreement;
NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.	APPOINTMENT OF SUB‑ADVISOR.
(a)    Appointment and Acceptance. The Sub‑Advisor is hereby appointed and the Sub‑Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of each Fund’s portfolio designated by the Advisor (the “Portfolio”).
(b)    Independent Contractor. The Sub‑Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Funds.
(c)    The Sub‑Advisor’s Representations, Warranties and Covenants. The Sub‑Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.
The Sub‑Advisor represents, warrants and agrees that it is registered as an investment adviser under the Advisers Act and has provided its current Form ADV, client brochure and applicable brochure supplements to the Advisor.
Neither the Sub‑Advisor, its affiliates, nor any officer, manager, partner or employee of the Sub‑Advisor or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Sub‑Advisor from acting as an investment adviser to an investment company under the 1940 Act. The Sub‑Advisor will promptly notify the Advisor and the Trust of the occurrence of any event that would disqualify the Sub‑Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.
The Sub‑Advisor has adopted a written code of ethics complying with the requirements of Rule 17j‑1 under the 1940 Act and, if it has not already done so, will provide the Advisor and the Trust with a copy of such code of ethics upon the execution of this Agreement. On at least an annual basis, the Sub‑Advisor will comply with the reporting requirements of Rule 17j‑1, which may include: (i) certifying to the Advisor that the Sub‑Advisor and its access persons have complied with the Sub‑Advisor’s code of ethics with respect to the Portfolio, and (ii) identifying any material violations which have occurred with respect to the Portfolio. Upon reasonable notice from and the reasonable request of the Advisor, the Sub‑Advisor shall permit the Advisor, its employees and its agent to examine the reports required to be made by the Sub‑Advisor pursuant to Rule 17j‑1 and all other records relevant to the Sub‑Advisor’s code of ethics to the extent such reports and/or records are relevant to services provided by the Sub-Advisor to the Funds pursuant to this Agreement.
The Sub‑Advisor has adopted and implemented written policies and procedures, as required by Rule 206(4)‑7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub‑Advisor, its employees, officers, and agents. Upon reasonable notice to and reasonable request, the Sub‑Advisor shall provide the Advisor with access to the records relating to such policies and procedures as they relate to the Portfolio. The Sub‑Advisor will also provide, at the reasonable request of the Advisor, periodic certifications, in a form reasonably acceptable to the Advisor, attesting to such written policies and procedures.
The Sub‑Advisor shall implement and maintain a business continuity plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as are necessary to protect any confidential information of the Funds and nonpublic personal information of each Fund’s shareholders in the possession of the Sub-Advisor. The Sub‑Advisor shall promptly notify the Advisor and the Trust of any material violations or breaches of such policies and procedures.
The Sub‑Advisor will not engage in any futures transactions, options on futures transactions or transactions in other commodity interests on behalf of the Funds prior to the Sub‑Advisor becoming registered or filing a notice of exemption with the National Futures Association.
The Sub-Advisor has adopted procedures as necessary to: (i) comply with the U.S. Foreign Corrupt Practices Act; and (ii) prohibit any investments by a Fund in issuers owned by Specially Designated Nationals or Blocked Persons or issuers or countries otherwise prohibited by a U.S. sanctions program.
(d)    The Advisor’s Representations, Warranties and Covenants. The Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.
The Advisor represents, warrants and agrees that it is registered as an investment adviser under the Advisers Act. Neither the Advisor, its affiliates, nor any officer, manager, partner or employee of the Advisor or its affiliates is subject to any event set forth in Section 9 of the 1940 Act that would disqualify the Advisor from acting as an investment adviser to an investment company under the 1940 Act. The Advisor will promptly notify the Sub‑Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.
The Advisor further represents, warrants and agrees that it has the authority under the Investment Advisory Agreement to appoint the Sub‑Advisor.
The Advisor further represents and warrants that it has received a copy of the Sub‑Advisor’s current Form ADV.
The Advisor has provided the Sub‑Advisor with the Funds’ most current prospectus and statement of additional information contained in the Trust’s registration statement (collectively, the “Prospectus”), instructions, policies and directions of the Trustees pertaining to the Advisor and the Funds, and any policies and procedures of the Funds with which the Sub-Advisor shall be expected to comply, as in effect from time to time. The Advisor shall promptly furnish to the Sub‑Advisor copies of all material amendments or supplements to the foregoing documents and shall provide the Sub-Advisor with at least 30 days' advance written notice (or, if such advance notice cannot be provided under the circumstances, with as much advance notice as is reasonably possible) of any material change to any of the foregoing documents.
The Advisor will provide timely information to the Sub‑Advisor regarding such matters as inflows to and outflows from the Funds and the cash requirements of, and cash available for investment in, the Funds.
The Advisor will timely provide the Sub‑Advisor with copies of monthly accounting statements for the Funds, and such other information as may be reasonably necessary or appropriate in order for the Sub‑Advisor to perform its responsibilities hereunder.

2.	PROVISION OF INVESTMENT SUB‑ADVISORY SERVICES.
Within the framework of the fundamental policies, investment objectives, and investment restrictions of the Funds, and subject to the supervision and review of the Advisor and the Board of Trustees, the Sub‑Advisor shall have the sole and exclusive responsibility for the making of all investment decisions for the Portfolio, including purchase, retention and disposition of securities, in accordance with each Fund’s investment objectives, policies and restrictions as stated in the Prospectus.
As of the date of this Agreement, all (100%) of each Fund’s investable assets will be allocated to the Portfolio, and on each business day during the term of this Agreement the same percentage of the net cash derived from purchases, or required for redemptions, of each Fund’s shares will normally be added to or withdrawn from the Portfolio; provided that the Advisor has the right at any time to reallocate the portion of each Fund’s assets allocated to the Portfolio pursuant to this Agreement if the Advisor deems such reallocation appropriate.
For the purpose of complying with Rule 10f‑3(a)(5)(ii), Rule 12d3‑1(c)(3)(ii), Rule 17a‑10(a)(2) and Rule 17e‑1(d)(2) under the 1940 Act, the Sub‑Advisor hereby agrees that: (i) with respect to transactions in securities or other assets for the Funds, it will not consult with any other sub‑advisor to the Funds, or with any sub‑advisor that is a principal underwriter for the Funds or an affiliated person of such principal underwriter, other than for purposes of complying with the conditions of Rule 12d3‑1(a) or (b) under the 1940 Act; (ii) with respect to transactions in securities or other assets for the Funds, it will not consult with any sub‑advisor to a separate series of the Trust for which the Advisor serves as investment advisor, or with any sub‑advisor to the Funds that is a principal underwriter to the Funds or an affiliated person of such principal underwriter, other than for purposes of complying with the conditions of Rule 12d3‑1(a) or (b) under the 1940 Act; and (iii) its responsibility in providing investment advisory services to the Funds shall be limited solely to that portion of each Fund’s portfolio designated by the Advisor.
The Sub‑Advisor will, at its own expense:
(a)    advise the Advisor in connection with investment policy decisions to be made by it regarding the Funds and, upon reasonable request, furnish the Advisor with such research, economic and statistical data as may be in the possession of the Sub-Advisor in connection with each Fund’s investments and investment policies;
(b)    upon reasonable advance notice make its officers and employees reasonably available to meet with the Advisor and the Board of Trustees at the Trust’s principal place of business;
(c)    submit such reports and information as the Advisor or the Funds may reasonably request to assist the Funds’ custodian (the “Custodian”), administrator or fund accounting agent, in its or their determination of the market or fair value of securities held in the Funds;
(d)    place orders for purchases and sales of portfolio investments for the Portfolio;
(e)    give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Portfolio;
(f)    maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Sub-Advisor, to the extent not maintained by the Advisor or another agent of the Funds, and the Sub‑Advisor hereby agrees that all records which it maintains for the Portfolio are the property of the Funds and further agrees to surrender promptly to the Funds copies of any such records upon a Fund’s request; provided the Sub-Advisor shall be permitted to maintain copies of any such records, including the performance records of the Portfolio, and shall be permitted to use such performance records to promote its services to other accounts, including other fund accounts;
(g)    as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day, provide the Custodian with copies of trade tickets for each transaction effected for the Funds, provide copies to the Advisor upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;
(h)    as soon as practicable following the end of each calendar month, provide the Advisor with written statements showing all transactions effected for the Portfolio during the month, a summary listing all investments held in the Portfolio as of the last day of the month, and such other information as the Advisor may reasonably request in connection with any accounting services that the Advisor or its agents provide for the Portfolio. Advisor acknowledges that Sub‑Advisor and Custodian or the Funds’ accounting agent may use different pricing vendors, which may result in valuation discrepancies;
(i)    absent specific instructions to the contrary provided to it by the Advisor, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Portfolio in accordance with the Sub‑Advisor’s proxy voting policy as most recently provided to the Advisor. The Sub‑Advisor shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Funds’ shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Portfolio. The Sub‑Advisor’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Advisor shall cause to be forwarded to the Sub‑Advisor. The Sub‑Advisor further agrees that it will provide the Board of Trustees, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12‑month period or such other period as the Board may designate. Upon reasonable request, the Sub‑Advisor shall provide the Advisor with all proxy voting records relating to the Portfolio, including but not limited to those required by Form N‑PX, such information to be provided in a format consistent with the manner in which it is to be disclosed in Form N-PX. Upon request of the Advisor, the Sub‑Advisor will also provide an annual certification, in a form reasonably acceptable to the Advisor, attesting to the accuracy and completeness of such proxy voting records;
(j)    absent specific instructions to the contrary provided to it by the Advisor, and subject to its receipt of all necessary materials, act on behalf of the Trust with respect to any reorganizations, exchange offers and other voluntary corporate actions (each a “Corporate Action”) with respect to securities held by the Portfolio. The Sub‑Advisor shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Funds’ shareholders in taking or abstaining from taking action in connection with any such Corporate Action. The Sub‑Advisor’s obligations in the previous sentence are contingent upon its timely receipt of all relevant materials relating to such Corporate Action, which the Advisor shall cause to be forwarded to the Sub‑Advisor. The Sub‑Advisor further agrees that it will provide the Board of Trustees, as the Board may reasonably request, with a written report of any actions taken with respect to Corporate Actions during the most recent 12‑month period or such other period as the Board may designate;
(k)    inform the Advisor and the Board of Trustees of material changes in investment strategy or tactics or in key personnel;
(l)    furnish to the Board of Trustees such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 7 hereof;
(m)    notify the Advisor of any material changes in its ownership within a reasonable time prior to such changes; and
(n)    provide reasonable assistance to the Trust, with respect to Sub‑Advisor’s management of the Portfolio, in connection with the Trust’s compliance with the Sarbanes‑Oxley Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and Rule 38a‑1 of the 1940 Act. Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it has adopted and implemented policies and procedures reasonably designed to prevent violation of all applicable “federal securities laws,” as required by Rule 38a‑1(e)(1) under the 1940 Act, and Rule 206(4)‑7 under the Advisers Act; (ii) facilitating and cooperating with third‑party audits arranged by the Trust to evaluate the effectiveness of it compliance controls; (iii) providing the Trust’s chief compliance officer with direct access to its compliance personnel; (iv) providing the Trust’s chief compliance officer with periodic reports; and (v) promptly providing special reports to the Trust’s chief compliance officer in the event of violations of the Trust’s policies and procedures, violations of applicable laws, including but not limited to federal and state securities laws, the Commodity Exchange Act (the “CEA”) and any other compliance violations affecting the Funds.

1.	ALLOCATION OF EXPENSES.
Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Advisor specifically agrees that the expenses borne by the Funds shall include the following:
(a)    brokerage commissions for transactions in the portfolio investments of the Funds and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;
(b)    custodian fees and expenses;
(c)    all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Funds to federal, state or other government agencies; and
(d)    interest payable on any Fund borrowings.
The Sub‑Advisor specifically agrees that the Sub‑Advisor shall be responsible for providing the personnel, office space and equipment reasonably necessary for the operation of the management of their portion of the assets of the Portfolio. In order to minimize the need and expense on Advisor of convening a special Board of Trustees meeting, Sub‑Advisor agrees that, to the extent reasonably practical, Sub‑Advisor will provide Advisor sufficient advance notice of any proposed material changes to the Sub‑Advisor, so that such issues may be considered by the Board of Trustees during its regularly scheduled quarterly meetings. Sub‑Advisor shall pay the expenses relating to costs of any special meeting of the Board of Trustees or shareholders of a Fund convened due to a change of control or otherwise for the primary benefit of the Sub‑Advisor. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Funds and the Advisor in the Investment Advisory Agreement or any other agreement to which they are parties.

2.	SUB‑ADVISORY FEES.
For all of the services rendered with respect to the Funds as herein provided, the Advisor shall pay to the Sub‑Advisor the Sub-Advisory Fee (for the payment of which the Funds shall have no obligation or liability), as defined in Schedule A attached hereto, which is made a part hereof. The Sub-Advisory Fee shall be payable quarterly in arrears, as soon as practicable (and, in any event, not later than 20 days) after the last day of each calendar quarter.
During any month in which the Adviser recoups previously waived fees or reimbursed expenses (the “Recoupment”) relating to a period during which the Sub-Advisory Fee was based on a percentage of the net advisory fee received by the Adviser from the Fund, the Sub‑Advisor shall be paid the same percentage of the Recoupment. The parties acknowledge that the Adviser is only entitled to recoup from a Fund amounts waived or reimbursed for a period of three years from the date such amount was waived or reimbursed, subject to any expense limitation in place at the time of the Recoupment.

3.	PORTFOLIO TRANSACTIONS.
In connection with the investment and reinvestment of the assets of the Portfolio, the Sub‑Advisor is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolio and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio. In making such assessment, the Sub-Advisor may take into account such factors as the Sub-Advisor deems appropriate, including without limitation one or more of the following: the experience and skill of the securities traders employed by a broker or dealer, the broker’s or dealer’s financial responsibility and administrative efficiency, the size of the order, the nature of the market for the security, the timing of the transaction and the difficulty of execution. The Sub‑Advisor shall maintain records adequate to demonstrate compliance with the requirements of this section. Subject to the policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub‑Advisor shall have the right to select brokers who furnish brokerage and research services to the Funds or to the Sub‑Advisor, and who charge a higher commission rate to the Funds than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub‑Advisor shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Funds. In the event the Sub‑Advisor places trades through a broker or dealer affiliated with the Advisor (as specified by the Advisor to the Sub-Advisor in writing) or the Sub‑Advisor, the Sub‑Advisor agrees to provide notice to the Funds and to comply with the Funds’ affiliated brokerage procedures.
The Advisor authorizes and empowers the Sub‑Advisor to open or direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Funds and to execute for the Funds as its agent standard customer agreements with such broker or brokers as the Sub‑Advisor shall select as provided above. The Sub‑Advisor shall provide the Advisor and the Trust with copies of any documents executed on behalf of the Trust hereunder promptly after the execution of such documents. The Sub‑Advisor may, using such of the securities and other property in the Funds as the Sub‑Advisor deems necessary or desirable, direct the Custodian to deposit for the Funds original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub‑Advisor deems desirable or appropriate. The Sub‑Advisor shall cause all securities and other property purchased or sold for the Funds to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Funds shall remain in the direct or indirect custody of the Custodian. The Sub‑Advisor shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.
The Sub‑Advisor further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Funds, (ii) to deliver securities and other property against payment for the Funds, and (iii) to transfer assets and funds to such brokerage accounts as the Sub‑Advisor may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub‑Advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub‑Advisor except as expressly provided herein.
The Sub‑Advisor and any of its affiliated persons will not purchase securities or other instruments from or sell securities or other instruments to the Funds; provided, however, the Sub‑Advisor may purchase securities or other instruments from or sell securities or other instruments to the Funds if such transaction is (i) permissible under the applicable law and the Funds’ procedures or in accordance with an exemptive order and (ii) approved in advance by the Advisor. In the event of any such transaction, the transaction shall be reported to the Board on a quarterly basis.

4.	LIABILITY; STANDARD OF CARE.
In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor or the Sub-Advisor’s reckless disregard of its obligations and duties hereunder, neither the Sub-Advisor nor any of its affiliates (as defined in Section 2(a)(3) of the 1940 Act), members, agents or employees shall be subject to any liability to the Advisor or the Trust for any act or omission, error of judgment or mistake of law in the course of, or in connection with, the services rendered hereunder.
The Sub‑Advisor, its affiliates (as defined in Section 2(a)(3) of the 1940 Act), members, agents and employees shall be indemnified by the Advisor against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims) incurred by the Sub-Advisor and:

(a)
arising from a Fund’s or the Advisor’s directions to the Sub‑Advisor or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b)	arising from the acts or omissions of the Advisor or a Fund, their respective affiliates (as defined in Section 2(a)(3) of the 1940 Act), agents or employees;
except for any such liability or loss which is due to the gross negligence, willful misconduct, or lack of good faith of the Sub‑Advisor, its affiliates, agents and employees, or the Sub‑Advisor’s reckless disregard of its duties and obligations.
The Advisor, Funds and their affiliates (as defined in Section 2(a)(3) of the 1940 Act), agents and employees shall be indemnified by the Sub-Advisor against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims) incurred by the Advisor or a Fund and that arise from the gross negligence, willful misconduct, or lack of good faith of the Sub-Advisor, its affiliates, agents and employees, or the Sub-Advisor’s reckless disregard of its duties and obligations hereunder. Neither the Advisor nor the Sub-Advisor shall be liable hereunder for any special, consequential or incidental damages.
The Sub‑Advisor shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall comply with the investment policies, guidelines and restrictions of the Fund; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.
The Sub‑Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

5.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT.
(a)    This Agreement shall begin for the Fund as of the date first written above and shall continue in effect for no more than 150 calendar days, subject to the provisions for termination and all of the other terms and conditions hereof;
(b)    This Agreement may be terminated by the Trust on behalf of a Fund at any time without payment of any penalty, by the Board of Trustees, by the Advisor, or by vote of a majority of the outstanding voting securities of the Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub‑Advisor, and by the Sub‑Advisor without payment of any penalty upon sixty (60) days’ written notice to the Fund and the Advisor. In the event of a termination, the Sub‑Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Advisor, transfer any and all books and records of the Fund maintained by the Sub‑Advisor on behalf of the Fund;
(c)    This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act; and
(d)    This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated.

6.	SERVICES NOT EXCLUSIVE.
The services of the Sub‑Advisor to the Funds are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub‑Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients. In addition, the Advisor understands that the Sub‑Advisor may give advice and take action with respect to other clients in a manner that may differ from the timing or nature of action taken by the Sub‑Advisor with respect to the Portfolio. Nothing in this Agreement imposes upon the Sub‑Advisor any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Portfolio, any security or other instrument which the Sub‑Advisor may purchase for any other client.

7.	AGGREGATION OF ORDERS.
Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities of the Portfolio with those for other accounts managed by the Sub‑Advisor or its affiliates. When a security proposed to be purchased or sold for the Portfolio is also to be purchased or sold for other accounts managed by the Sub‑Advisor at the same time, the Sub‑Advisor may aggregate such orders and shall allocate such purchases or sales on a pro‑rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account.

8.	BORROWING.
The Sub‑Advisor agrees that neither it nor any of its officers or employees shall borrow from a Fund or pledge or use a Fund's assets in connection with any borrowing not directly for the Fund's benefit. For this purpose, failure to pay any amount due and payable to a Fund for a period of more than thirty (30) days shall constitute a borrowing. Any borrowing on behalf of a Fund must be approved in advance by the Advisor and the Board of Trustees and made in accordance with the requirements of the 1940 Act and the Fund’s investment policies.

9.	AMENDMENT.
No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

10.	SEVERABILITY.
If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

11.	NONPUBLIC PERSONAL INFORMATION; CONFIDENTIALITY.
Notwithstanding any provision herein to the contrary, the Sub‑Advisor hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Funds (a) all records and other information relative to a Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S‑P (“Regulation S‑P”), promulgated under the Gramm‑Leach‑Bliley Act (the “G‑L‑B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S‑P or the G‑L‑B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub‑Advisor. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub‑Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.
Each of the Advisor and the Sub‑Advisor agrees (as applicable, a “Receiving Party”) that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of information supplied by the Sub-Advisor or by Advisor or a Fund, (each, as applicable, a “Disclosing Party”), that is not otherwise in the public domain or previously known to the Receiving Party. As used herein, “Confidential Information” means confidential and proprietary information of a Disclosing Party, including portfolio holdings of the Funds or other accounts managed by the Advisor, and information relating to the investment strategies, techniques or operations of the Sub-Advisor, that is received by the Receiving Party in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the Portfolio.

Except as set forth in this Agreement or otherwise required by applicable law, the Receiving Party will restrict access to the Confidential Information to its, its affiliates’, or the Disclosing Party’s employees, directors, officers, attorneys, auditors, agents, service providers, consultants, sub‑contractors, and advisers who will use it only (i) for the purpose for which the Confidential Information was provided to that party; (ii) as reasonably necessary for a party to meet its obligations under this Agreement; or (iii) as reasonably necessary for the provision of services to a party. The foregoing shall not prevent a Receiving Party from disclosing Confidential Information that is (1) publicly known or becomes publicly known through no unauthorized act of its own, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by the other party for disclosure, (4) requested by a regulator in the course of a routine regulatory examination; or (5) required to be disclosed pursuant to a governmental agency, court order, or law so long as the disclosing party provides the other party with prompt written notice of such requirement prior to any such disclosure; however, such notice is not required if information is provided on an aggregate basis without specific attribution to the party providing the Confidential Information.

12.	RIGHT TO USE NAMES.
The Sub‑Advisor will have no rights relating to the Trust’s name, a Fund’s name or the Advisor’s name as they are used in connection with investment products, services or otherwise, and the Sub‑Advisor will make no use of such names without the express written consent of the Trust, the Fund or the Advisor, as the case may be; provided, however, the Sub‑Advisor may identify the Advisor or the Funds by name in the Sub‑Advisor’s current client list or in regulatory documents. Such list or documents may be used with third parties.
Neither the Trust nor the Advisor will have any rights relating to the Sub‑Advisor’s name as it is used in connection with investment products, services or otherwise, and the Trust and the Advisor will make no use of such name without the express written consent of Sub-Advisor; provided that, except as provided below, the Advisor and the Trust shall be entitled to use the name “Hardman Johnston Global Advisors LLC” or “Hardman Johnston” in Form N‑1A, Form ADV, the Fund’s Prospectuses and customary marketing material, or any other document required to be filed with any governmental agency or self‑regulatory organization. The Advisor and the Trust shall be permitted to publish and distribute information, including the documents and materials referred to in the immediately preceding sentence, regarding the provision of sub-investment advisory services by the Sub-Advisor pursuant to this Agreement and to use in advertising, publicity or otherwise the name of the Sub-Advisor, or any trade name, trademark, trade device, service mark, symbol or logo of the Sub-Advisor; provided that the Sub-Advisor has given its consent (which consent shall not be unreasonably withheld or delayed) prior to the first publication, distribution or use of such information or material, it being understood that subsequent publication, distribution or use of such information or material shall not require approval of the Sub-Advisor unless such information or material has been amended materially with respect to any reference to or statement concerning the Sub-Advisor. Notwithstanding the foregoing, (a) in the event that the Sub-Advisor notifies the Advisor in writing that any such information or material contains a material misstatement or omits any statement without which such information or material would be misleading, the Advisor shall use its best reasonable efforts to promptly cease the distribution of such information or material and (b) the Advisor and Fund shall not be required to obtain consent to use the Sub-Advisor’s name on Form N-1A, Form ADV, the Funds’ prospectus and other regulatory documents.
Upon termination of this Agreement or upon the earlier request of the Sub-Advisor, the Advisor shall use its best reasonable efforts to cause the Trust and the Funds to cease using the name “Hardman Johnston Global Advisors LLC” or “Hardman Johnston,” as applicable, as soon as is reasonably possible.

13.	ANTI‑MONEY LAUNDERING COMPLIANCE.
The Sub‑Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti‑Money Laundering Policy. The Sub‑Advisor agrees to comply with the Trust’s Anti‑Money Laundering Policy and the AML Laws, as the same may apply to the Sub‑Advisor, now and in the future. The Sub‑Advisor further agrees to provide to the Trust and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub‑Advisor to governmental and/or regulatory or self‑regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

14.	NOTICES.
Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, electronic mail, by hand or by commercial overnight delivery service, addressed as follows:
ADVISOR:
Marmont Partners LLC
925 W. Lancaster Ave., Suite 230
Bryn Mawr, PA 19010
Attn.: Gui Costin
CEO

SUB‑ADVISOR:
Hardman Johnston Global Advisors LLC
300 Atlantic Street, Suite 601
Stamford, Connecticut 06901
Attn.: Jeffrey Meyer
President

FUND:
Manager Directed Portfolios
On behalf of the Funds listed in Schedule A
Alyssa M. Bernard
U.S. Bank Global Fund Services
U.S. Bank Center
777 E Wisconsin Ave, Milwaukee, WI 53202

15.	GOVERNING LAW.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

16.	ASSIGNMENT.
This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

17.	MULTIPLE ORIGINALS.
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
[Signature page follows]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.
Marmont Partners LLC

By: /s/ Gui Costin
Name:    Gui Costin
Title:    CEO

Hardman Johnston Global Advisors LLC

By: /s/ Jeffrey Meyer
Name:    Jeffrey Meyer
Title:    President
SCHEDULE A
SUB‑ADVISORY FEE

Series of Manager Directed Portfolios
Hardman Johnston International Growth Fund (formerly known as Marmont Redwood International Equity Fund)

In consideration of the services provided by the Sub-Advisor under this Sub-Advisory Agreement, the Advisor shall pay to the Sub-Advisor a quarterly fee, payable in arears, equal to fifty percent (50%) of the Net Fee Revenue received by the Advisor for such calendar quarter (each such quarterly fee amount, the “Sub-Advisory Fee”). In the case of termination of this Agreement during any calendar quarter, the Sub-Advisory Fee payable with respect to such calendar quarter shall be pro rated based upon the number of days during such calendar quarter preceding the date of termination over actual days in such calendar quarter.

For purposes of calculating the Sub-Advisory Fee, “Net Fee Revenue” means: (i) the aggregate amount of advisory, management or comparable fees (the “Management Fees”) paid to the Advisor by a Fund pursuant to the Investment Advisory Agreement (as may be amended from time to time), net of any contractual or voluntary fee waiver or expense reimbursement payable by the Advisor to a Fund, minus (ii) any distribution, revenue sharing, sub-transfer agent or other administrative fees paid to financial intermediaries related to a Fund paid by the Advisor.

For the avoidance of doubt, expenses of the Advisor including: the salaries, commissions, rent, office equipment and other similar overhead of the Advisor shall be charged solely and exclusively to, and paid by, the Advisor, and shall not be subtracted from the Management Fees when calculating Net Fee Revenue.

At such time as the Sub-Advisory Fee is paid, the Advisor shall deliver to the Sub-Advisor a written calculation of the Net Fee Revenue, which shall include reasonable detail on the components used in such calculation.

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